                             SUBSCRIPTION AGREEMENT


TO:      ADB SYSTEMS INTERNATIONAL INC.,
         An Ontario Corporation (the "COMPANY)

Dear Sirs:

         Greenwich Growth Fund Ltd. (the "SUBSCRIBER") understands that the Company is proposing to issue one or more series D 8% secured convertible notes in the principal amount of $376,000 ("SERIES D NOTES"). The form of Series D
Note is set forth in EXHIBIT A attached hereto. The Subscriber also understands that the Company is proposing to issue a series A 8% secured convertible note in the principal amount of $408,000 ("SERIES A NOTE") and a series B 8% secured convertible note in the principal amount of $216,000 ("SERIES B NOTE"). In addition, the Subscriber understands that the Company is issuing a series C 8% secured convertible note in the principal amount of $120,000 ("SERIES C NOTE") as payment of a termination fee to Stonestreet Limited Partnership in accordance with a termination and waiver agreement dated August 30, 2002 between the Company and Stonestreet Limited Partnership.

         The Subscriber wishes to subscribe for a Series D Note No. 1 (the "NOTE") in the principal amount of $100,000 (the "LOAN AMOUNT") having a maturity date of December 31, 2004 (the "MATURITY DATE") in accordance with and subject to the terms of this subscription agreement.

         The Note can be converted at the Subscriber's option into one unit (a "UNIT") at a conversion price of $0.12 per Unit, at any time following Shareholder Approval (as defined below), both prior to receipt of payment in full both before and after default. Each Unit consists of one common share in the capital of the Company (a "COMPANY SHARE") and one half of one common share purchase warrant (the "WARRANT"), each whole Warrant entitling the holder to purchase one common share of the Company at $0.14 per share exercisable until December 31, 2004. The form of the Warrant (the "WARRANT CERTIFICATE") is annexed hereto as EXHIBIT B.

         The interest accrued on the Note may be payable by the Company, at its option, by issuing to the Subscriber common shares (the "INTEREST SHARES") at a deemed issue price equal to the weighted average trading price of the Company's common shares on the Toronto Stock Exchange (the "TSX") for the 10 trading days immediately preceding the date for payment of interest.

         The Company Shares, the Interest Shares and the common shares issuable upon the exercise of the Warrants (the "WARRANT SHARES") are collectively referred to in this Agreement as the "SHARES". The Shares and the Warrants are collectively referred to in this Agreement as the "UNDERLYING SECURITIES". The Note and the Underlying Securities are collectively referred to in this Agreement as the "SECURITIES".

         The following terms and conditions shall apply to this subscription.

1.       Subscription for Note

         (a) The closing of the issue of the Note (the "CLOSING") shall take place at 8:00 a.m. (Toronto time) (the "TIME OF CLOSING") at the offices of Gowling Lafleur Henderson LLP,
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                                       2


              Toronto, Ontario, on August 30, 2002, or at such other time and place as may be agreed upon by the parties, provided that on such date the conditions set forth in section 2 below shall have been satisfied or waived (such closing day or such other time being hereinafter referred to as the "CLOSING DATE").

         (b) The Note shall be issued on the Closing Date as fully registered and shall be fully transferable subject to compliance with applicable Securities Laws (as hereinafter defined).

         (c) At the Time of Closing on the Closing Date, the Company shall deliver to or to the order of the Subscriber the definitive Note, the documentation contemplated herein and such further documentation as counsel for the Subscriber may reasonably require against payment of the Loan Amount by certified cheque or wire transfer payable to or to the order of the Company.

2.       Conditions of Closing

         (a) The Company's obligation to issue the Note to the Subscriber is subject to the conditions that:

              (i) such issuance be conditionally accepted by the Toronto Stock Exchange (the "TSX"); and

              (ii) the issuance of the Note and Underlying Securities are exempt from the registration requirements and the prospectus filing requirements under applicable securities statutes, regulations, rules, policy statements and interpretation notes and by the applicable rules and policies of the TSX (collectively, "SECURITIES LAWS").

         (b) The Subscriber's obligation to subscribe for the Note is subject to the following conditions:

              (i) the issue of the Note having been approved by the board of directors of the Company;

              (ii) the issue of the Note having been conditionally approved by the TSX;

              (iii) the Company shall have completed, contemporaneously with the Closing hereunder, the loan transaction (the "BRICK LOAN") whereby The Brick Warehouse Corporation ("THE BRICK") will have advanced to the Company on the Closing Date a first advance of not less than $1.0 million and an expense advance of not less than $0.5 million for payment of expenses related to the transaction with The Brick; and

              (iv) delivery of definitive agreements and all other documents and instruments required by the Subscriber including a legal opinion as to, among other things, resale restrictions applicable to the Note and Underlying Securities, in form satisfactory to the Subscriber and its counsel.


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                                       3


         (c) If any of the conditions sets forth in (a) and (b) above is not satisfied or waived prior to Closing, this subscription agreement shall terminate and the parties shall have no further obligations hereunder.

3.       Representations, Warranties and Covenants of Subscriber and Resale
         Restrictions

         (a) The Subscriber hereby represents and warrants to the Company (which representations and warranties shall survive the Closing) that:

              (i) the Subscriber is acquiring the Note as principal for its own account, and not for the benefit of any other person;

              (ii) the Subscriber is a mutual fund registered in the British Virgin Islands, with its registered office at Beaufort House, PO Box 438, Road Town, Tortola, British Virgin Islands; the administrator to the Subscriber is Consolidated Fund Management Limited, a company registered in Bermuda;

              (iii) the Note is being acquired for investment purposes only and not with a view to resale or distribution;

              (iv) the Subscriber acknowledges that it has not subscribed for the Note as a result of any advertisement in printed media of general and regular paid circulation, radio or television, including electronic display;

              (v) this agreement has been duly authorized, executed and delivered by the Subscriber and constitutes the valid and binding agreement of the Subscriber, enforceable in accordance with its terms, except that:

                     (A) enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally;

                     (B) specific performance, injunction and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

                     (C) rights to contribution and indemnity thereunder may be limited under public policy or otherwise under applicable law;

              (vi) the Subscriber is knowledgeable, sophisticated and experienced in business and financial matters and is capable of evaluating the merits and risks of the investment in the Note, fully understands the investment in the Note and the restrictions on transfer described in this subscription agreement and is able to bear the economic risk of the investment in the Note;

              (vii) the Subscriber is not a citizen, resident or national of Canada, or a corporation, partnership, syndicate or unincorporated organization, trust or other entity created in, organized under or existing under the laws of Canada or any province or territory thereof (collectively, a "Canadian Person");


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                                       4


              (viii) the Subscriber is not a United States person (as defined in
                     Rule 902(o) of Regulation S promulgated under the United States Securities Act of 1933);

              (ix) the Subscriber is subscribing for the Note as principal for its own account and not for the benefit of any Canadian Person, a United States person or any other person nor for resale in Canada or the United States and the Subscriber confirms that the Note has not been offered to the Subscriber in Canada or the United States and that this agreement was not executed by the Subscriber in Canada or the United States;

              (x) the administrator to the Subscriber has an office or place of business in the jurisdiction set forth in the TSX Private Placement Questionnaire and Undertaking attached hereto as SCHEDULE 1 and this subscription has been arranged through that office or place of business; and

              (xi) the subscription of the Note and Underlying Securities by the Subscriber does not and will not contravene any Securities Laws of the jurisdiction in which the Subscriber is resident and does not create any obligation to prepare and file a prospectus or similar document, or any other report with respect to the subscription of the Note and Underlying Securities or any registration or other obligation on the part of the Company.

(b)      Subscriber's Acknowledgements

              (i) The Subscriber acknowledges that the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 ACT"), and may not be offered, sold, resold or delivered within the United States of America, its territories or possessions, other than pursuant to an effective registration statement or an applicable exemption under the 1933 Act.

              (ii)   The Subscriber acknowledges that

                     (A)  the Note, and

                     (B)  certificates representing

                          (1) the Company Shares and the Warrants issued upon the conversion of the Note prior to December 31, 2002,

                          (2) the Warrant Shares purchased upon exercise of the Warrants prior to December 31, 2002, and

                          (3) the Interest Shares issued prior to December 31, 2002,

                     will contain the following legend required pursuant to Securities Laws of Ontario and the Subscriber agrees to comply with the terms of such legend:

                     "UNLESS PERMITTED UNDER THE APPLICABLE CANADIAN PROVINCIAL SECURITIES LEGISLATION AND THE POLICIES OF THE
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                                       5


                     TORONTO STOCK EXCHANGE, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL NOT TRADE SUCH SECURITIES OR THE UNDERLYING SECURITIES OVER THE FACILITIES OF THE TORONTO STOCK EXCHANGE OR TO ANY PERSON RESIDENT IN CANADA, BEFORE DECEMBER 31, 2002."

              (iii) The Subscriber acknowledges that the Company will be required to provide applicable securities regulatory authorities with certain information required by the Securities Laws and agrees to provide the Company with any such required information.

              (iv) The Subscriber acknowledges that Part 13 of the Income Tax Act (Canada) may apply to payments made by the Company to the Subscriber under the Note.

              (v) The Subscriber acknowledges that the Subscriber's ability to transfer the Securities subscribed for herein is limited by, among other things, applicable Securities Laws and the TSX Private Placement Questionnaire and Undertaking attached hereto as Schedule 1;

              (vi) The Subscriber acknowledges and accepts the plan of arrangement contemplated in the Brick Loan transaction which is to be submitted for approval at the special meeting of the shareholders of the Corporation to be held on or about October 22, 2002, provided that the details of such plan of arrangement do not materially vary from those disclosed to the Subscriber prior to Closing.

         (c)  The Subscriber covenants and agrees with the Company that:

              (i) the Note subscribed for herein by the Subscriber pursuant to this subscription agreement and the Underlying Securities that may be issued on conversion thereof will not be traded over the facilities of the TSX or to any person resident in Canada for the applicable four month hold period;

              (ii) it will execute and deliver all documentation and provide all information required by the Securities Laws, if required, to permit the subscription of the Note on the terms set forth herein, including a TSX Private Placement Questionnaire and Undertaking in the form attached hereto as Schedule 1; and

              (iii) it will comply with the Securities Laws concerning any resale of the Securities, and in particular, the Subscriber understands and acknowledges that the Securities will be subject to a four month resale restriction under applicable Securities Laws.

4.       Representations and Warranties of the Company

         The Company hereby represents and warrants to the Subscriber (which representations and warranties shall survive closing) that:

              (i) the Company is now and has been a reporting issuer under the Securities Act of Ontario for the four months immediately preceding the date hereof and is not in


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                                       6


                     default thereunder and it is a "qualifying issuer" as defined in MI 45-102 as of the Closing Date;

              (ii) the Company has been duly organized under the laws of the Province of Ontario and has all required corporate power and authority to enter into and carry out the provisions of this subscription agreement and the transactions contemplated hereby;

              (iii) this subscription agreement, the Note, and other agreements delivered together with this subscription agreement or in connection herewith have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their respective terms, except that:

                     (A) enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally;

                     (B) specific performance, injunction and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and

                     (C) rights to contribution and indemnity thereunder may be limited under public policy or otherwise under applicable law;

              (iv) all necessary corporate action has been taken or will have been taken prior to the Closing Date by the Company to validly create, issue and sell the Note subscribed for by the Subscriber pursuant to this subscription agreement;

              (v) the Company Shares will be validly authorized, issued and outstanding as fully paid and non-assessable shares in the capital of the Company upon the due conversion of the Note;

              (vi) the Warrant Shares will be validly authorized, issued and outstanding as fully paid and non-assessable shares in the capital of the Company upon the due exercise of the Warrants;

              (vii) the Interest Shares will be validly authorized, issued and outstanding as fully paid and non-assessable shares in the capital of the Company upon the issuance by the Company;

              (viii) no approval, authorization, consent or other order of, and no filing, registration or recording with, any governmental authority is required by the Company in connection with the execution and delivery or with the performance by the Company of this subscription agreement except:

                     (A) the conditional and final approval of the TSX of which the conditional approval has been obtained; and

                     (B) the approval of shareholders of the Company ("SHAREHOLDER APPROVAL") with respect to the issuance of the Underlying Securities, which is expected to be obtained at a special meeting of shareholders of the Company to be held on or about October 22, 2002;

              (ix) as at August 28, 2002, there were 41,583,628 common shares in the capital of the Company issued and outstanding; and

              (x) the Company's common shares are listed for trading on the TSX. Except as publicly disclosed, the Company has not received any oral or written notice that its common stock will be delisted from the TSX or that the Company's common shares do not meet all requirements for the continuation of such listing.

5.       Reliance upon Representations, Warranties

         The parties agree that, by the Company delivering the Note to the Subscriber and by the Subscriber accepting the Note, each party will be representing and warranting that the party's representations and warranties contained in this subscription agreement are true as at the Closing Date, with the same force and effect as if they had been made by the such party at the Closing Date, and that they will survive the purchase by the Subscriber of the Note and continue in full force and effect for a period of two (2) years following the Closing Date notwithstanding any subsequent disposition by the Subscriber of the Note or the Underlying Securities.

6.       Covenants of the Company.

         The Company hereby covenants and agrees with the Subscriber as follows:

         (a)  to obtain Shareholder Approval no later than October 31, 2002;

         (b)  to cause the Note to be duly and validly created and issued;

         (c) to cause the Shares issuable upon the conversion of the Note, upon the exercise of the Warrants and upon of the payment of interest on the Note to be duly and validly authorized, created and issued as fully-paid and non-assessable common shares in the capital of the Company;

         (d) to use its commercial best efforts to ensure that the Shares are listed and posted for trading on the TSX upon their issue;

         (e) to promptly comply with all applicable filing and other requirements under all applicable Securities Laws, including without limitation, the filing of Form 45-102F2 under MI 45-102 and Form 45-501F1 under Rule 45-501 within 10 days of the Closing Date together with applicable fees;

         (f) to use its commercial best efforts to maintain its status as a reporting issuer in the province of Ontario, to maintain its status as a "qualifying issuer" as defined in MI 45-102, and to continue to be in compliance with its obligations under the Securities Laws of Ontario; and

         (g) if applicable, make withholdings required under Part 13 of the Income Tax Act (Canada) with respect to any payments to be made to the Subscriber under the Note and remit such withholdings to applicable governmental authority.

7.       Costs

         All expenses incurred by the Company (including the fees and disbursements of counsel for the Company) relating to the issuance of the Note, issue of the Underlying Securities, listing of the Shares, printing, photocopying, professional fees, the costs for holding the shareholders' meeting and preparation of meeting materials with respect to Shareholder Approval, and all other costs and expenses incurred by the Company relating to the transactions contemplated herein shall be borne by the Company.

8.       Security for the Note

         The Company agrees to grant to the Subscriber a general security interest over all assets of the Company to secure the Company's performance of its obligations under the Note, all in accordance with the general security agreement attached hereto as EXHIBIT C hereto (the "GENERAL SECURITY AGREEMENT").

9.       Jurisdiction

         This subscription agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. By the Subscriber executing this subscription agreement below, the Subscriber irrevocably attorns to the jurisdiction of the courts of Ontario.

10.      Facsimile Subscriptions

         The Company shall be entitled to rely on delivery by facsimile of an executed copy of this subscription agreement and acceptance by the Company of that delivery shall be legally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms of this subscription agreement.

11.      Confidentiality.

         Each of the Subscriber and the Company shall maintain in confidence the matters referred to in this subscription agreement and shall not make any public disclosure, except to the extent required by law, of the terms of this agreement without the consent of the other, such consent not to be unreasonably withheld. The wording of any public disclosure which is made must be approved by each of the parties.

12.      Assignment

         This subscription agreement is not transferable or assignable.

13.      Time of the Essence

         Time shall be of the essence hereof.

14.      Currency

         All references herein to monetary amounts are references to lawful money of Canada.


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                                       9


15.      Headings

         The headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

16.      Entire Agreement

         This subscription agreement (including the annexed schedules hereto) constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein or therein. This subscription agreement may only be amended or modified in any respect by written instrument executed by each of the parties hereto.



                            SIGNATURE PAGE TO FOLLOW


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                                       10



         If the foregoing is in accordance with your understanding, please sign and return this subscription agreement as soon as possible to evidence your agreement to issue the Note.

DATED at ___________________________ this _____________ day of __________, 2002.

         Please acknowledge your acceptance of the foregoing subscription agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

                                            GREENWICH GROWTH FUND LTD.




                                            By:_________________________________
                                            Name:
                                            Title:




ACCEPTED: Dated as of August ____, 2002

ADB SYSTEMS INTERNATIONAL INC.




By:_________________________________
       Name:
       Title:

                                   SCHEDULE 1

                           THE TORONTO STOCK EXCHANGE

                 PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING

To be completed by each proposed private placement purchaser of listed securities or securities which are convertible into listed securities.

                                  QUESTIONNAIRE

1.       DESCRIPTION OF TRANSACTION

(a)      Name of Issuer of the Securities -  ADB Systems International Inc.

(b)      Number and Class of Securities to be Purchased -

         Series D 8% convertible secured note No. 1 in the principal amount of $100,000 (the "Note"), convertible at the holder's option at any time after approval of shareholders of the issuer until the maturity date of December 31, 2004 for units at $0.12 per unit. Each unit consists of one common share of the issuer and one half of one common share purchase warrant. Each whole warrant entitles the holder thereof to purchase one common share of the issuer at $0.14 per share at any time prior to 5:00 p.m. on December 31, 2004.

(c)      Purchase Price - Advance of the principal amount for the Note.

2.       DETAILS OF PURCHASER

(a)      Name of Purchaser - Greenwich Growth Fund Ltd.

(b) Address - P.O. Box Hm 2257, 3rd Floor, Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM JX, Bermuda

(c) Names and addresses of persons having a greater than 10% beneficial interest in the purchaser-

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

3.       RELATIONSHIP TO ISSUER

(a) Is the purchaser (or any person named in response to 2(c) above) an insider of the issuer for the purposes of the Securities Act (Ontario) (before giving effect to this private placement)? If so, state the capacity in which the purchaser (or person named in response to 2(c)) qualifies as an insider -

         No.

(b) If the answer to (a) is "no", are the purchaser and the issuer controlled by the same person or company? If so, give details -

         No.

4.       DEALINGS OF PURCHASER IN SECURITIES OF THE ISSUER

         Give details of all trading by the purchaser, as principal, in the securities of the issuer (other than debt securities which are not convertible into equity securities), directly or indirectly, within the sixty (60) days preceding the date hereof -

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


                                   UNDERTAKING

TO:      TORONTO STOCK EXCHANGE

THE UNDERSIGNED has subscribed for and agreed to purchase, as principal, the securities described in Item 1 of the Private Placement Questionnaire and Undertaking.

THE UNDERSIGNED undertakes not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for a period of four
(4) months from the date of closing of the transaction herein or for such period as is prescribed by applicable securities legislation, whichever is longer, without the prior consent of the Toronto Stock Exchange and any other regulatory body having jurisdiction.

DATED at ________________________ this __________ day of ________________, 2002.



                            GREENWICH GROWTH FUND LTD.
                            ----------------------------------------------------
                            Name of Purchaser (please print)


                            ----------------------------------------------------
                            Authorized Signature


                            ----------------------------------------------------
                            Official Capacity (please print)


                            ----------------------------------------------------
                            Please print here name of individual
                            whose signature appears above, if
                            different from name of purchaser
                            printed above

                                    EXHIBIT A

                             FORM OF SERIES D NOTES

                                    EXHIBIT B

                                 FORM OF WARRANT

                                    EXHIBIT C

                       FORM OF GENERAL SECURITY AGREEMENT